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                Confidential treatment requested. Confidential portion has been filed separately with the Securities and Exchange Commission.

                                                                  EXHIBIT 10.20


                     OEM DISTRIBUTION AND LICENSE AGREEMENT


     This OEM Distribution and License Agreement ("Agreement") is entered into as of October 27, 1998 ("Effective Date") by and between Network Appliance, Inc., with a principal place of business at 2770 San Tomas Expressway, Santa Clara, CA 95051 ("NetApp"), and Dell Products L.P., a Texas limited partnership with a principal place of business at One Dell Way, Round Rock, Texas 78682 ("Dell").

     WHEREAS, NetApp manufactures certain filers (as defined below);

     WHEREAS, Dell manufactures, integrates, markets and distributes computer systems, components and peripherals, including data storage systems and file server systems;

     WHEREAS, the parties wish to form a strategic alliance whereby Dell will have the following rights on the terms and under the conditions set forth in this Agreement: (i) to purchase and distribute on an OEM basis certain NetApp filer products (pursuant to which OEM arrangement Dell would add to NetApp's filer products an exterior casing of Dell's design, Dell brand markings, disk drives (mass storage), memory (other than base memory) and NIC cards; (ii) to have NetApp port NetApp's filer operating system and related software for operation on Dell manufactured platforms and to distribute such Dell platforms with such ported NetApp's filer operating system and related software; and (iii) to manufacture filer products based on NetApp's hardware designs and incorporating existing (i.e., non-ported) NetApp filer operating system and related software.

     WHEREAS, the parties intend that NetApp's NetCache product will be made available to Dell under similar terms and conditions to this Agreement, provided that all exclusivity provisions under Attachment D, Section b shall not apply to NetCache.

     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions set forth below, the parties agree as follows:

     1.   Definitions.

          a. "days" means calendar days unless specifically set forth as business days.

          b. "End User" means the ultimate end user customer of products sold under or distributed pursuant to this Agreement.

          c. "Filer" or "filer" means a Network Attached Storage file server appliance that runs NetApp's proprietary or third party operating system, software, hardware, and firmware; for the avoidance of doubt, a file server based on NT, Unix or NetWare (or successor technologies) is not a filer.

          d. "Licensed Materials" means the NetApp proprietary Filer hardware design ("Licensed Hardware Materials"); the NetApp proprietary Filer operating system and related software or firmware listed in Attachment B-1 as ported by NetApp to operate on Dell


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manufactured platforms pursuant to Section 5.a and licensed to Dell pursuant to the license in Section 5.b ("Licensed Ported Software Materials"); and the NetApp proprietary operating system and related software or firmware listed in Attachment B as used in the Licensed Hardware Materials (which software is not ported as described above) ("Licensed Non-Ported Software Materials").

          e. "Licensed Ported Products" means Dell products incorporating the Licensed Ported Software Materials.

          f. "Licensed Manufactured Products" means Dell products incorporating the Licensed Non-Ported Software Materials and Licensed Hardware Materials.

          g. "Licensed Products" means Licensed Ported Products and/or Licensed Manufactured Products.

          h. "Network Attached Storage" or "NAS" means a "higher-level" special purpose / single focus storage device utilizing hard disk drives, running a special purpose real-time operating system (not NT-, NetWare-, Unix-or successor technology-based) that connects directly to a LAN and/or WAN IP-based communication network and supports remote file system access protocols to provide access to data (e.g., CIFS, NFS). A key design point is that a NAS device is not designated to support general purpose computing applications.

          i. "NFS Software" means the NetApp Software that enables serving files via the NFS (Network File System) protocol.

          j. "OEM Products" means the RAID Filer hardware products, including the object code version of the OEM Software, listed in Attachment A.

          k. "OEM Software" means NetApp proprietary Filer operating system and related software or firmware used in the OEM Products.

          l.   "Quarter" means Dell's fiscal quarter.

          m. "RAID" means Redundant Array of Independent Disk data protection and storage technology.

          n.   "RAID Filer" has the meaning specified in Section 3.

          o. "Software" means the Licensed Ported Software Materials, the Licensed Non-Ported Software Materials, and/or the OEM Software, as applicable.

         2. OEM Terms.

          a. Appointment and License. Subject to all the terms and conditions of this Agreement, (i) NetApp hereby appoints Dell for the term of this Agreement as a nonexclusive (except as provided in Attachment D Section b), worldwide distributor of the OEM Products directly to End Users and through Dell's affiliated systems integrators, distributors, value added


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resellers and resellers, and (ii) as part of such appointment, NetApp hereby grants Dell a nonexclusive, worldwide, nontransferable license to market and distribute the OEM Software only in object code form and for use only with the OEM Products for use by End Users. Packaging specifications for OEM Products are contained in Attachment E. Except as provided in Section 14 (Escrow), neither Dell nor any of its End Users is/are entitled to receive any source code, source information or documentation, or similar materials relating to the OEM Products. The licensed and related rights granted in this Agreement are non-exclusive, subject to Attachment D, Section b.

          NetApp has the right, upon six (6) months prior written notice to Dell, to make significant changes or modifications to, or to discontinue, any OEM Products and/or any portion of the Licensed Materials; provided, however, that the parties may exercise their rights under the engineering change order provisions in Attachment A-2. Additionally, NetApp agrees to continue to sell or license the discontinued OEM Product and/or portion of the Licensed Materials to Dell under this Agreement for a period of not less than ninety (90) days following such discontinuance.

          b. End User Documentation. NetApp agrees to provide Dell with NetApp's standard or localized end user documentation for the OEM Products and the Licensed Materials ("Documentation") in mutually agreeable electronic form. Subject to all the terms and conditions of this Agreement, NetApp hereby grants Dell a nonexclusive, worldwide, nontransferable license to reproduce, modify and create derivative works of the Documentation (or to have third parties do so on Dell's behalf) and to market and distribute to End Users such derivative works of the Documentation solely with the OEM Products or Licensed Products. Dell may reproduce and distribute the Documentation in hard copy or softcopy form as well as in electronic form. Dell will provide to NetApp copies of all Documentation derivative works created by or for Dell. The parties agree to discuss the sharing of costs for Documentation localization on a case-by-case basis.

          c. End User License Terms. Software portions of OEM Products and Licensed Products may be distributed only by Dell to End Users, each of which has agreed to be bound by an agreement in electronic or printed format substantially in the form, and shall be subject to the terms and conditions set forth in NetApp's End User Software License Agreement substantially in the form of Attachment C ("End User License") as well as any additional terms of such relationship; provided that any such additional terms shall be consistent in all material respects with Attachment C.

          d. Restrictions. Copies of Software are licensed for distribution only and not sold. Except as expressly authorized in this Agreement, Dell shall not: (i) disassemble, decompile or otherwise attempt to reverse engineer any portion or component of the OEM Products or the Licensed Materials or otherwise attempt to derive or obtain any source code, structure, algorithms, process, technique, technology, know how or ideas underlying or contained in the OEM Products or the Licensed Materials, (ii) rent, lease or otherwise provide temporary access to the OEM Products or the Licensed Materials or portion or components thereof, (iii)


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copy, alter, use, modify or create derivative works of any portion or component of the OEM Products or Licensed Materials, or (iv) allow, assist or permit others to do any of the foregoing.

          e. Packaging; Product Quality and Testing. NetApp shall supply OEM Products and Licensed Materials (as applicable) to Dell in accordance with the packaging requirements, quality assurance standards and testing procedures specified in Attachment E.

          f. Additional OEM Products and/or Licensed Products. NetApp shall make available to Dell, under this Agreement, all future NetApp products consistent with the spirit of this Agreement for products which are extensions, additional models, enhancements, upgrades and/or replacements to Filer and NetCache products and/or options. All upgrades, new versions and maintenance releases of the Software will be provided to Dell when commercially released.

         3.       Limited Exclusivity.

Dell agrees, subject to Attachment D, and for so long as Section b of Attachment D remains in effect, to purchase or license all of its requirements of Filers that include RAID capability integrated into the Filers ("RAID Filer") solely from NetApp.

         4.       Purchase Orders; Forecasts; Changes.

          a. Orders and Supply. During the term of this Agreement, subject to the other terms and conditions of, this Agreement, NetApp shall supply OEM Products ordered by Dell pursuant to the order and purchase terms and conditions specified in Attachment A-1.

          b. Future Revolver Supply Arrangements. The parties shall work together as the relationship progresses to establish revolver and hubbing arrangements for each Dell regional manufacturing facility as warranted by Dell's volume needs for OEM Products. Additionally, specific order acceleration, rescheduling, and cancellation terms are as described in Attachment A-1. NetApp agrees that until the revolver and hubbing arrangements are implemented it shall utilize air freight, as requested by Dell (at Dell's expense) to deliver OEM Products to Dell's regional manufacturing facilities.

         5.       Porting; License Terms; Additional Development; Manufacturing
                  License.

          a. Porting to Dell Platforms. NetApp and Dell agree to collaborate to identify appropriate Dell manufactured platforms to which agreed upon NetApp proprietary Filer operating system and related software and firmware specified in Attachment B is intended to be ported to the extent necessary to make them compatible with and operable on the Dell manufactured hardware platforms. Dell and NetApp shall use reasonable efforts to prepare and finalize an engineering release plan and negotiate in good faith a mutually agreed upon, written statement of work which details the terms, scope, specifications, development milestones, timeline, acceptance criteria, optimized performance criteria, re-work requirements if acceptance and performance criteria are not met, development fees and other relevant terms for such porting and related development work to be performed by NetApp to create the Licensed Ported Software Materials. NetApp will dedicate sufficient personnel and other development resources

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to timely achieve the agreed-upon development milestones, and such personnel and resources will be committed on a first priority basis to such porting and related development activities. NetApp will provide to Dell at least bi-weekly engineering reports in an agreed format showing progress toward development milestones.

          b. License to Dell With Respect to Licensed Ported Products. [*] In no event will Dell allow any third party to use or modify or have access to any Licensed Ported Software Materials, except as same are incorporated into Licensed Products, except in connection with third party contractors who may do so in order to support or manufacture the Licensed Products for Dell, subject to
Section 15. Licensed Ported Software Materials are licensed hereunder solely within the scope of the above license. Neither Dell (except as provided in Section 14 (Escrow)) nor any of its End Users is/are entitled to receive any source code, source code documentation or similar materials relating to the Licensed Ported Software Materials. All End Users will receive Licensed Ported Software Materials subject to all of the terms and conditions of the End User License.

          c. Additional NetApp Development. NetApp agrees to allow Dell to fund engineering projects at NetApp for specific Dell needs with respect to improvements and enhancements to OEM Products and Licensed Materials, [*]. On a project-by-project basis, both parties must agree in advance to separate written statements of work as to the specifications and scope of such development and to the ownership of, or exclusive or nonexclusive rights to (as appropriate), the resulting work product and related intellectual property rights; provided, however, that in each case in which projects are funded by Dell but NetApp retains intellectual property rights, Dell shall (unless NetApp reasonably objects) obtain marketing rights to such resulting work product that are exclusive for a mutually agreed upon time period sufficient to give Dell a meaningful competitive advantage. NetApp and Dell agree to share product roadmaps on a regular basis and NetApp agrees to consider Dell's suggestions for additions to NetApp's product line.

          d. Manufacturing License to Dell With Respect to Licensed Manufactured Products. Subject to all the terms and conditions of this Agreement, Dell shall have the right and NetApp hereby grants to Dell a [*] license: (i) to reproduce, market and distribute (in object code form) the Licensed Non-Ported Software Materials as incorporated into the Licensed Manufactured Products, and (ii) to use the Licensed Hardware Materials in the design, manufacture, marketing, distribution and support of Licensed Manufactured Products (including use of contractors to manufacture and/or support). In no event will Dell allow any third party to use or modify or have access to any Licensed Hardware Materials or Licensed Non-Ported Software Materials, except as same are incorporated into Licensed Products, except in connection with third party contractors who may do so in order to manufacture and/or support the Licensed Products for Dell subject to Section 15. Licensed Hardware Materials and Licensed Non-Ported Software Materials are licensed hereunder solely

*Confidential treatment requested
 for redacted portion.


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within the scope of the above license. Neither Dell (except as provided in
Section 14 (Escrow)) nor any of its End Users is/are entitled to receive any source code, source code documentation or similar materials relating to the Licensed Non-Ported Software Materials. All End Users will receive Licensed Non-Ported Software Materials subject to all of the terms and conditions of the End User License.

         6.       Prices; Payment Terms.

          a. Prices for OEM Products. NetApp agrees to sell OEM Products, related options and software, protocols, software subscriptions and upgrades at the prices and discounts specified in Attachment A-1, Section f.

          b. Cost Reduction Assistance. Dell agrees to exercise commercially reasonable efforts to assist NetApp in lowering its commodity costs for OEM Products as provided in Attachment A-1, Section g.

          c. Favorable Pricing. NetApp shall provide to Dell favorable pricing for OEM Products as provided in Attachement A-1, Section h.

          d.   License Fees for Licensed Products.

License fees in conjunction with the Licensed Products ("License Fees") shall be payable to NetApp in conjunction with the Licensed Products as set forth in Attachment B-1.

          e. Payments. Dell's payments to NetApp shall be made in U.S. dollars as follows:

               (1) For OEM Product orders with Dell's EMF (European Manufacturing Facility), Dell will make one (1) monthly telegraphic payment to NetApp on the first working day after Dell's fiscal month close. This payment will be for valid invoices received and dated during the fiscal month prior to the month just closed. (Example: Payments for the fiscal month of August will be made on the first working day in fiscal October.)

               (2) For OEM Product orders with Dell's APCC (Asia Pacific Customer Center), AMF (American Manufacturing Facility), and all other affiliates, Dell will make telegraphic payment to NetApp forty-five (45) calendar days after the date of a valid invoice from NetApp.

               (3) License Fees and Hardware License Fees with respect to Licensed Products shall be paid pursuant to Section 6(g) below.

No payment by Dell or receipt by NetApp of a lesser amount than the amount of invoice shall be deemed to be other than on account of the earliest due amount, nor shall any endorsement or statement on any check or letter accompanying any check or payment be deemed an accord and satisfaction, and NetApp may accept such check or payment without prejudice to NetApp's right


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to recover the balance of any amount due or pursue any other remedy provided for in these terms and conditions.

Should Dell fail to pay within the specified time frame, then NetApp shall provide written notice to Dell of such failure. If the failure to pay is not cured within fifteen (15) days of such notice, NetApp may stop shipments to Dell hereunder until payment is made or seek damages at law. Dell's receipt of NetApp's invoice is a condition precedent to any exercise by NetApp of its rights with respect to non-payment by Dell. Additionally, NetApp agrees that it shall not exercise such rights if failure to pay any uncontested obligation is due to mistake or inadvertent error by Dell.

Either party may, without liability to the other, deduct (from any amounts due to the other), any amounts owed to the first party or its affiliates by the other or any of the other's affiliates, and may without penalty to itself withhold any payment to the extent that the amount that the other party owes any money to the first party or its affiliates but only with prior written approval of the other party. Each party will promptly notify the other in writing of its intention to exercise any rights pursuant to this Section.

               f. Taxes and Duties. Dell shall assume all responsibility for any and all tariffs, duties, value-added, withholding and all other taxes on shipments of OEM Products and its manufacture, use and distribution of Licensed Products (except taxes based on the gross or net income of NetApp) or provide NetApp with a tax exemption certificate acceptable to the taxing authorities. On orders for shipment outside the United States of America, all required import duties, licenses and fees shall be payable by Dell in addition to the stated prices. NetApp acknowledges and agrees that, notwithstanding the foregoing, Dell has the right to withhold any applicable taxes based on the payment of royalties or license fees to NetApp from any License Fees due under this Agreement if required by any governmental authority. If NetApp is unable to use foreign tax credits or other mechanisms to compensate for such withheld taxes, the parties agree to work together to find an appropriate solution.

               g. Reports; Payment of License Fees. Dell shall provide NetApp with monthly written reports of actual sales of OEM Products and/or Licensed Products (and components thereof) within thirty (30) days after the end of each fiscal month. All License Fees with respect to sales of Licensed Products identified in such report shall be paid by Dell check accompanying such report.

               h. Audit Rights. Each party shall maintain accurate and complete books and records relating to the parties' performance under this Agreement, and to keep such documentation for three (3) years. Either party will have the right, no more than once per calendar year, to have an independent public accountant, reasonably acceptable to the other party, examine the other party's relevant books, records and accounts for the purpose of verifying such other party's compliance with this Agreement. Each audit will be conducted at the audited party's place of business, or other place agreed to by NetApp and Dell, during the audited party's normal business hours and with at least fifteen
(15) business days prior written notice. The party requesting the audit will pay all fees and expenses of the auditor for the examination: provided

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that the audited party will bear any such expense if the review or audit shows a discrepancy in favor of the party requesting the audit of more than five percent (5%) for the period audited. All deficiencies shown by any such audit shall be immediately paid.

         7.       Ownership.

          Notwithstanding anything else, NetApp (and its licensors or other suppliers, as applicable) retains (i) all copyrights, patent rights, trade secret rights as well as any and all other proprietary rights in or to the OEM Products and Licensed Products, all Documentation and other related materials, and all copies and derivative works thereof (by whomever produced), (ii) all service marks, trademarks, trade names or any other designations of NetApp, and
(iii) all title to, and, except as expressly licensed herein, all rights to the Software components and portions of the OEM Products and Licensed Products.

         8.       Covenants and Representations.

          Except as, and only to the extent, expressly otherwise provided in this Agreement, Dell covenants, represents, and agrees as of the Effective Date and likewise throughout the entire term of this Agreement:

          a. Dell shall use reasonable efforts to market the OEM Products and Licensed Products effectively and to ensure that all advertising and marketing materials generated by Dell relating to or reflecting upon the OEM Products and Licensed Products, Dell or NetApp are legal, proper and accurate in all material respects.

          b. In its distribution efforts in connection with the OEM Products and Licensed Products and/or products containing OEM Products or Licensed Products, Dell shall be granted the right to use the then current trade names, trade marks, service marks and similar designations, whether or not registered, used by NetApp in association with the OEM Products and Licensed Products (collectively, "NetApp Marks"), subject to and only during the term of this Agreement. In doing so, Dell shall not represent or imply that the parties are in any way related to or controlled by one another. All advertisements and promotional materials, packaging and any other material bearing a NetApp Mark (including actual OEM Products and Licensed Products) shall identify NetApp as the owner of each NetApp Mark so used and that NetApp is the manufacturer and/or licensor of any such OEM Product or Licensed Product. Dell's use of NetApp Marks shall be subject to NetApp's prior written approval for each substantially new use of a NetApp Mark; such approval shall not be unreasonably withheld. As provided in Section 9.d below, NetApp shall provide guidelines and marketing materials for use of NetApp Marks. To the extent that Dell's use of a NetApp Mark is in full compliance with NetApp's usage guidelines or is an accurate and complete use of product information materials provided by NetApp, NetApp will be deemed to have approved such use. Except as and to the extent expressly stated this Agreement, no other rights or interest to use any NetApp Mark, name or

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designation is granted, implied or intended. Further, Dell agrees not to use or contest, during or after the term of this Agreement, any NetApp Mark or other designation used by NetApp anywhere in the world (nor any name, mark or designation similar thereto). Dell acknowledges and agrees that all use of the NetApp Marks by Dell shall inure to the benefit of NetApp.

          c. Dell shall keep NetApp informed of, and communicate promptly to NetApp, any technical or support problems encountered with respect to the OEM Products and Licensed Products (including, without limitation, the information to be provided to NetApp pursuant to Attachment F), as well as any resolutions proposed, attempted or achieved. Dell agrees that NetApp shall enjoy any and all right, title and interest in and to any such problem resolutions (which shall be deemed Licensed Materials subject to the licenses to Dell herein), without the payment of any additional consideration therefor either to Dell, its End Users, employees, agents or any other party (any right to which is hereby expressly waived by Dell).

          d. Dell shall notify NetApp promptly as to any known or reasonably suspected infringement of any Marks or of any copyrights, patent rights other proprietary rights relating to the OEM Products and Licensed Products. NetApp may, in its sole discretion, decide to take or not to take whatever course of action it deems appropriate in connection therewith. If NetApp elects to protect or enforce such rights (whether identified by Dell or otherwise) by taking legal action, Dell agrees to provide reasonable cooperation at NetApp's request and expense in connection with any such action. If NetApp initiates and prosecutes any legal cause of action related to such infringement, all legal expenses (including court costs and attorneys' fees) shall be for NetApp's account and NetApp shall be entitled to all amounts awarded by way of judgment, settlement or compromise.

         9.       Marketing and Sales Cooperation; Product Promotion.

          a. In addition to standard worldwide sales/marketing support obligations, Dell and NetApp agree to discuss and encourage cooperation between Dell and NetApp enabling NetApp technology. See Attachment H for additional sales and marketing terms .

          b. At NetApp's expense, NetApp will train Dell's training personnel on how to sell NetApp products. On terms to be agreed between the parties, NetApp will train Dell field personnel on how to sell NetApp products. The parties will jointly agree on the appropriate level and type of sales training and support from NetApp to assure success of the products. This support will include dedicated NetApp personnel to help Dell sell the products, at mutually agreeable levels and cost of support. Both companies will establish decision-making processes which can expeditiously make decisions on specific accounts where further sales cooperation is desired by both parties. [*]. NetApp will also make available, on mutually agreeable terms, additional training to other Dell sales personnel beyond just the Dell trainers.

          c. Dell agrees to provide visibility of the use of NetApp technology in the Dell Filer products in such areas as product collateral (print and online), press releases and on NetApp software. Dell will consider including NetApp brand visibility in Dell advertising. In addition,

*Confidential treatment requested
 for redacted portion.




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Dell shall exercise commercially reasonable efforts to use the term "filer" in publicly referring to the OEM Products or Licensed Products.

          d. NetApp shall provide usage guidelines for Dell's use of NetApp Marks pursuant to Section 8.b above. In addition, NetApp shall provide product feature information, claims and other marketing materials for the OEM Products and Licensed Products, all of which will in all material respects be accurate and comply with all applicable legal requirements. Dell may rely on and use such product feature information, claims, and other materials provided by NetApp in connection with Dell's marketing and distribution of the OEM Products and Licensed Products. For any modification of product feature materials or claims materials directly tied to NetApp technology which Dell desires to make, Dell will confer with NetApp for feedback. Dell will ensure that its materials are accurate and fully consistent with the usage guidelines, product feature information, claims and other marketing materials for the OEM Products and Licensed Products which have been previously provided by or approved by NetApp, as updated from time to time by written notice to Dell.

          e. Dell shall keep, for five (5) years following the sales transaction to Dell's customer, accurate customer and product information necessary for technical support or to adequately administer a recall of any OEM Products and/or Licensed Products. NetApp shall keep, for five (5) years following the supply or license of each OEM Product or Licensed Product to Dell, accurate product information necessary for technical support of such OEM Product or Licensed Product or to adequately administer a recall of any OEM Products and/or Licensed Products.

         10.      Support and Training Obligations.

          Dell shall be responsible for providing Level I and Level II technical support to its End Users. Dell shall provide technical support, upgrades, maintenance and other support services and assistance directly to its End Users. NetApp shall provide the necessary level of support for levels above Level II. Dell and NetApp shall each identify one to three specific Level III contact persons for all requests from Dell for technical support by NetApp and all other communications between the parties with respect to technical support. Additional support terms and obligations and definitions of support levels are as specified in Attachment F.

         11.      Warranties; Warranty Disclaimer.

          a. Hardware Products Warranty. For a period of one (1) year, beginning on the date that Dell ships the OEM Product to the End User, NetApp warrants that (i) the hardware portions of any OEM Product will operate in accordance with NetApp's published specifications and documentation for the product on the date it is shipped, (ii) all OEM Products will be made from entirely new parts; (iii) Dell will acquire good and marketable title to the OEM Products and Licensed Hardware Materials and that all such products and materials will be free and clear of all liens, claims, encumbrances and other restrictions; and (iv) NetApp has all the necessary rights and licenses to allow Dell to distribute and resell OEM Products and Licensed Hardware Materials without restriction, additional charge or liability to any third party, provided that Dell's sole remedy and NetApp's sole liability for breach of the warranties in clauses (iii) or (iv)

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immediately above shall be indemnification pursuant to Section 12 below.
Replacement parts are warranted for ninety (90) days or for the remainder of the warranty period in effect on the original product, whichever is greater.

          b. Limited Software Warranty. For a period of ninety (90) days from the date that Software is shipped to the End User, NetApp warrants that (i) the Software will materially conform to NetApp's then-current documentation and specifications for such Software; (ii) the media containing the Software (but not the software itself) is free from physical defects; (iii) Dell will acquire good and marketable title to the software and that all such software will be free and clear of all liens, claims, encumbrances and other restrictions; and
(iv) NetApp has all the necessary rights and licenses to allow Dell to distribute and resell software without restriction or additional charge or liability to any third party; and provided, further, that in the case of breach Dell's sole remedy and NetApp's sole liability for breach of the warranties in clauses (iii) or (iv) immediately above shall be indemnification pursuant to
Section 12 below; and provided further that, except as provided in Section 5.a, in the case of breach of the warranty in clause (i), NetApp shall within ninety
(90) days (unless a fewer number of days is required and practical, on a mutually agreeable case by case basis) of Dell's request supply Software that materially conforms to NetApp's then-current documentation and specifications for such Software and in the case of breach of the warranty in clause (ii) NetApp shall, within ninety (90) days (unless a fewer number of days is required and practical, on a mutually agreeable case by case basis) of Dell's request, furnish replacement media containing the Software that is free from physical defects. Notwithstanding the foregoing, for a period of five (5) years after the delivery to Dell of Software previously accepted by Dell, NetApp shall develop corrections, patches or work-arounds ("Bug Fixes") to material errors in performance or operation of such Software (each a "Bug") within the "applicable Bug fix period" following (x) the discovery of the Bug by NetApp, or (y) the reporting of the Bug by Dell or End Users to NetApp. Initial response time shall be as per Attachment F. The "applicable Bug fix period" shall mean one (1) business day in the case of a Priority 1 Bug, seven (7) business days in the case of a Priority 2 Bug and an appropriate number of business days as determined on a case by case basis for other Bugs (as Priority 1 and 2 Bugs are defined in Attachment F). NetApp shall provide such Bug Fixes at no cost to Dell; provided, however, that Dell shall be charged separately by NetApp (on a mutually agreed upon time and materials basis) for Bug Fixes for Licensed Ported Software Materials necessitated by an error in or a deficiency in scope of the original specifications for such Licensed Ported Software Materials provided by Dell (a "Dell Bug"); provided, further, however, that NetApp agrees to notify Dell and correct the Dell Bug at no additional charge as requested by Dell if NetApp has knowledge of (or should reasonably have knowledge of) a Dell Bug during the development of the applicable Licensed Ported Software Materials, to avoid such Dell Bug from occurring. Software upgrades and enhancement/update subscriptions must be purchased separately after the 90 day warranty period.

         c.  Year 2000 Compliance.

               (1) NetApp warrants that the current latest version of the Software (starting December 1, 1998) is Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" shall mean that the Software will (i) accurately address, present, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression date based function; and (ii) provide that all "date" related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year field. Notwithstanding the foregoing, Dell acknowledges and agrees that (i) the Software does not identify or remedy Year 2000 problems in third party operating systems or other applications not supplied by NetApp and (ii) the Software operates with the date information it receives; thus, if incorrect date information is provided by the user, the operating system or from any other external product or other source, this information will be used by the Software as received. The foregoing Year 2000 Compliant warranty of NetApp shall not apply to Year 2000 problems caused by such external sources. Dell's sole remedy and NetApp's entire liability for breach of the foregoing warranty shall be repair or replacement of the Software such that it meets the foregoing warranty within ninety (90) days (unless a fewer number of days is required and practical, on a mutually agreeable case by case basis) of Dell's request; provided that notwithstanding any other provision hereof as to any applicable Software product the foregoing warranty shall last until and expire upon the fifth anniversary of the date of receipt of such Software product.

                    (2) NetApp shall reasonably cooperate and provide Dell with information regarding NetApp's plans and efforts to make its internal systems able to handle the transition to the year 2000 and NetApp shall not unreasonably refuse to participate in Dell's Year 2000 business partner program. Dell will provide a copy of the Year 2000 business partner program to NetApp prior to execution of this Agreement.

               d. Warranty Returns. Dell will handle and be responsible for all warranty returns from its direct and indirect End Users. OEM Products obtained from NetApp which do not comply with the warranty and may (whether or not previously shipped to an End User) be returned (by Dell only--not any End User directly) to NetApp during the applicable warranty period for credit to Dell (when received by NetApp), provided that NetApp shall bear all costs associated with freight and insurance to NetApp's designated location. Conditions governing epidemic hardware failure are as specified in Attachment E. NetApp will provide each Dell manufacturing location and Dell's designated service provider with pre-approved return material authorization ("RMA") numbers in rolling blocks of one hundred (100) to be used in returning non-conforming products to NetApp. Dell or Dell's designated service provider will notify NetApp when they have twenty-five (25) pre-approved RMA numbers remaining and NetApp shall promptly provide another block of one hundred (100) pre-approved RMA numbers. NetApp agrees to segregate and separately report line and field returns by Dell manufacturing location. NetApp agrees to provide failure analysis to the component level as defined in Attachment F.

               e. Out of Warranty Returns. Dell will also handle and be responsible for all out of warranty returns from its direct and indirect End Users. OEM Products obtained from NetApp as to which the warranty has expired may be returned (by Dell only--not any End User directly) to NetApp for repair or replacement as requested by Dell, at Dell's sole cost and expense (including all costs associated with freight and insurance to NetApp's designated location), on a mutually agreed reasonable time and materials basis. NetApp agrees to provide current, out-of-warranty repair cost information and will notify Dell of any modifications thereto.

               f. Limited Rights to Return Product. Except as provided in this Agreement, Dell shall have no right to return any OEM Product or Licensed Product.

               g. Software Maintenance and Upgrade Options. For a period of ninety (90) days from the date that Dell ships a Software product to an End User, NetApp will provide to Dell without charge for delivery to such End User upgrades and support services in accordance with NetApp's standard support terms and conditions.

               h. Exclusive Warranties. THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS TO THE FULLEST EXTENT PERMITTED BY LAW. NETAPP NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE OR USE OR THE RESULTS OF THE USE OF THE OEM PRODUCTS AND/OR LICENSED PRODUCTS, DOCUMENTATION NOR ANY OTHER ITEMS OR MATERIALS PROVIDED HEREUNDER IN TERMS OF CORRECTNESS, COMPLETENESS, ACCURACY, RELIABILITY, OR OTHERWISE, AND NETAPP MAKES NO WARRANTY WHATSOEVER OF ANY NONSTANDARD PRODUCTS SUPPLIED BY IT HEREUNDER. (Neither OEM Products hardware nor Software shall be deemed "nonstandard products" for the purposes of this paragraph.)

NETAPP SHALL NOT BE LIABLE UNDER THIS WARRANTY IF THE ALLEGED DEFECT IN THE PRODUCT DOES NOT EXIST OR WAS CAUSED BY DELL'S OR ANY THIRD PERSON'S (FOR WHOM NETAPP IS NOT RESPONSIBLE AS PROVIDED HEREIN) MISUSE, NEGLECT, IMPROPER INSTALLATION OR TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR, OR ANY OTHER CAUSE BEYOND THE RANGE OF THE INTENDED USE, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD.

The OEM Products and Licensed Products are not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications, or in the design, construction, operation or maintenance of any nuclear facility, or in the operation or maintenance of any direct life support system. NetApp disclaims any express or implied warranty of fitness for such uses. Dell agrees that it will not use, market or expressly authorize licensees to use the hardware or software for such purposes.

         12.      Patent, Copyright and Proprietary Rights Indemnity

               a. NetApp shall, at its expense, defend and indemnify Dell and old Dell officers, directors, agents and employees harmless for damages and reasonable expenses

(including attorneys' fees) related to any suits or claims by a third party brought against Dell alleging that the OEM Products or Licensed Materials sold or licensed pursuant to this Agreement or included into any Licensed Products infringe any patent, copyright, trademark, trade secret or similar right provided that NetApp is promptly notified, rendered reasonable assistance by Dell as required, and permitted to direct the defense or settlement negotiations. The foregoing obligation of NetApp does not apply with respect to any OEM Product or Licensed Materials or portions or components thereof which is or was: (i) made in whole or in part in accordance with Dell's specifications or instructions and such Dell specifications are the source of the alleged infringement, (ii) that are modified outside of the specifications or by any unauthorized party (including Dell and any End User) (in either case other than with NetApp's prior written consent), if the alleged infringement relates to such modification, (iii) combined with other products, processes or materials where the alleged infringement relates to such combination, provided that the alleged infringement claim could not be made but for such combination, (iv) where Dell continues allegedly infringing activity after being notified in writing by NetApp thereof or after receiving a modification delivered at NetApp's expense that would have avoided the alleged infringement, or (v) where Dell's use of the OEM Product or Licensed Materials is not in accordance with this Agreement as well as any applicable Documentation. Dell will indemnify and hold NetApp and its officers, directors, agents and employees harmless from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation which is determined by a ruling of any court of competent jurisdiction or by a mutually-agreed arbitrator, or by mutual agreement of Dell and NetApp, to have been principally caused by Dell's conduct. NetApp shall have no liability for any infringing combinations arising from the integration of NetApp's OEM Products or Licensed Materials together with other products provided by Dell or any third party, provided that the alleged infringement claim could not be made but for such combination.

               b. Should the use of OEM Products or Licensed Materials by Dell be enjoined, or in the event NetApp wishes to minimize its potential liability hereunder, NetApp may, at its option, either: (i) substitute a fully functionally equivalent non-infringing unit of the OEM Product or Licensed Materials; (ii) modify the infringing item so that it no longer infringes but remains fully functionally equivalent; (iii) obtain for Dell, at NetApp's expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, NetApp may take back such infringing item or items and refund to Dell the purchase price paid therefor, less amortized depreciation on a five (5) year straight line basis. The foregoing in this Section 12 shall be NetApp's sole liability and Dell's sole remedy for infringement or misappropriation of third party intellectual property or proprietary rights.

         13.      Limitation of Liability.

               IN   NO EVENT, WHETHER BASED IN CONTRACT OR TORT (INCLUDING
NEGLIGENCE) SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, LOST PROFITS (EXCEPT, IN THE CASE OF VIOLATION OF SECTIONS 2.d OR 15, TO THE EXTENT LOST PROFITS CONSTITUTE THE MEASURE OF DAMAGES UNDER FEDERAL PATENT OR COPYRIGHT LAWS OR APPLICABLE TRADE SECRET STATUTES) OR LOST OR INACCURATE DATA, OR COST

OF COVER, PROCUREMENT OF SUBSTITUTE PRODUCTS, TECHNOLOGY OR SERVICES OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SALE, INSTALLATION, MAINTENANCE, USE, PERFORMANCE, FAILURE OR INTERRUPTION OF ITS PRODUCTS. THIS DISCLAIMER OF LIABILITY FOR DAMAGES WILL NOT BE AFFECTED IF ANY REMEDY PROVIDED HEREUNDER SHALL FAIL OF ITS ESSENTIAL PURPOSE.

         14.      Technology Information Escrow.

               During the term of this Agreement, NetApp shall within 30 days of the Effective Date of this Agreement and thereafter within 30 days of any material change in source code deliver all applicable source code and source documentation for the Software and hardware designs, specifications and other information relative to the manufacture of the OEM Products and Licensed Products and related Documentation and, to the extent it does not violate NetApp's existing agreements with its suppliers, a costed Bill of Materials for the OEM Products and the Licensed Products (if any) ("Source Materials") and any updates thereof to an independent third party to be held in escrow at Dell's expense. Dell shall be entitled to the release of the Source Materials only if NetApp (i) dissolves, ceases to do business, makes an assignment for the benefit of creditors, seeks protection under any bankruptcy, receivership or comparable proceeding, or if any such proceeding is instituted against NetApp (and not dismissed within ninety (90) days), (ii) is in material default of its support obligations hereunder or its obligations to supply the OEM Products or Licensed Products to Dell, or (iii) [*]. Subject to the terms and conditions of this Agreement (including without limitation License Fees and payment obligations), Dell shall have and NetApp hereby grants to Dell, a limited nonexclusive, nontransferable, nonsublicensable license to the Source Materials only to allow Dell to maintain, correct errors, support its End Users and continue exercising the licenses under Sections 2 and 5 above solely for the purpose of maintaining and continuing its then current product line and for all future products which are natural extensions, additional models, enhancements, upgrades, and/or replacements to Filer and NetCache products (but not to otherwise modify or create derivative works of the Software); provided that Dell shall exercise this license to the Source Materials and shall be entitled to release thereof only in the event of a Release Condition. The term of the limited license shall be for thirty (30) months following the first release of Source Materials. Such escrow will be subject to the terms and conditions of the Technology Escrow Agreement executed by the parties and attached hereto as Attachment G. [*]

        15.  Confidentiality.

                    a.   Each party (the "Receiving Party")
agrees that to the extent the other party (the "Disclosing Party") previously disclosed or currently or subsequently discloses to the


*Confidential treatment requested
 for redacted portion.

Receiving Party, or the Receiving Party learns from the Disclosing Party, information relating to the Disclosing Party's products, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or as to sensitive aspects of the Disclosing Party's business (including, without limitation, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulae, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), such information shall be deemed the confidential property of the Disclosing Party ("Proprietary Information"). The Receiving Party recognizes and acknowledges that the Disclosing Party's Proprietary Information (and the confidential nature thereof) is critical to the Disclosing Party's business and that the Disclosing Party would not enter into this Agreement without assurance that its Proprietary Information and the value thereof will be protected as provided in this Section 15 and elsewhere in this Agreement.


               b. The Receiving Party agrees (i) to hold the Disclosing Party's Proprietary Information in confidence as a fiduciary and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, similar precautions to those which the Receiving Party employs with respect to its confidential materials of similar nature or value),
(ii) not to divulge any Proprietary Information or any derivative thereof to any third person except under nondisclosure agreement on a need to know basis, and
(iii) not to use such Proprietary Information at any time during or following the term of this Agreement, except as contemplated by this Agreement. Any employee or agent given access to Proprietary Information must have a legitimate "need to know" and shall agree to similar binding obligations with respect thereto and execute a written agreement to that effect. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i),
(ii) and (iii) shall not apply (A) with respect to material is in the public domain (through no improper action or inaction by the Receiving Party or any of its agents or employees); (B) with respect to material that can be shown to have been independently developed by the Receiving Party without use of any Proprietary Information by persons who have not had access to such Proprietary Information; (C) with respect to material received from a third party without breach of any nondisclosure obligation; and (D) material as to which the Disclosing Party authorizes to be disclosed to others without confidentiality restrictions. The Receiving Party may disclose material required to be disclosed by law or court order (provided that the Disclosing Party is given an opportunity to restrict the scope of required disclosure). The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within the circumstance set forth in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. The Receiving Party's obligations under this Section shall terminate five (5) years after the effective date of any termination or expiration of this Agreement. Immediately upon termination of this Agreement or upon the Disclosing Party's request, the Receiving Party will turn over to the Disclosing Party all Proprietary Information as well as all documents or media containing any Proprietary Information as well as all copies, extracts or derivatives thereof.

               c. The Receiving Party acknowledges and agrees that due to the unique nature of the Proprietary Information, there can be no adequate remedy at law for any material breach of its obligations under Sections 2.d or 15 hereof and that any such breach may result in irreparable harm to the Disclosing Party. Therefore, upon any such breach, the Disclosing Party shall be entitled to appropriate equitable relief in addition to its other remedies and to be indemnified and held harmless by the Receiving Party from any damage, expense, loss or harm, including, without limitation, lost profits and attorneys' fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Proprietary Information for which the Receiving Party is directly or indirectly responsible. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section will constitute a material breach of this Agreement and give rise to the Disclosing Party's immediate right to terminate this Agreement.

         16. Relationship of the Parties.

          The parties hereto expressly understand and agree that the parties are independent contractors in the performance of each and every part of this Agreement, are each solely responsible for its respective employees and agents as well as related labor costs and expenses.

         17.      Assignment.

          Neither party may assign or transfer, in whole or in part, this Agreement nor any of its rights and obligations hereunder (including any assignment by merger or operation of law) without the prior written consent of the other party; which consent shall not be unreasonably withheld (provided, however, that no consent shall be required if NetApp is assigning to a party not listed on the Exclusivity List in Attachment D; except such written consent is required if NetApp is assigning to any party as specifically identified in Attachment D, Section d).

         18.      Term and Termination.

          a. Unless terminated earlier as provided herein, this Agreement shall remain in full force and effect from the Effective Date for an initial term of five (5) years and shall be automatically renewed for additional one (1) year terms unless terminated by either party on sixty (60) days' prior written notice prior to the end of the initial term or any renewal term. Each party understands that at the end of the term of this Agreement or upon earlier termination hereof, neither it nor any of its agents shall have any right whatsoever in connection with the subject matter of this Agreement, regardless of any undocumented continuation of the relationship with the other party, nor be entitled to any compensation in connection with such termination. To the extent legally permissible, any such rights or possible claims are hereby expressly waived.

          b. This Agreement may be terminated by a party for cause immediately by proper written notice to the other party, upon the occurrence of any of the following events:

               i.   The other ceases to do business;

               ii. The other shall fail to secure or renew in a timely manner any license, permit or authorization is required in order to conduct its business activities as contemplated by this Agreement, or if such license, permit or authorization is revoked or suspended and not reinstated within sixty
(60) days;

               iii. The other breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days from receipt of proper written notice describing such breach (provided that no cure period will be permitted where cure is not possible);

               iv. The other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

          c. Each party understands that these termination rights hereunder are absolute, nonexclusive and independent of any other remedies which may be available at law or in equity. Neither party shall incur any liability for damage, loss or expenses incurred by the other incident to a party's termination of the Agreement in accordance with its terms. In addition to provisions which survive according to their terms, the following provisions shall survive expiration or termination of this Agreement: Sections 2.b, 2.c, 2.d, 6.e, 6.f, 6.g, 6.h, 7, 8.c (last sentence), 9.e, 11, 12, 13, and 15 through and including 19; and Section 14 (except in the case of termination by NetApp, and except that, post termination, no additional Source Materials need be deposited). In addition, post termination, End User Licenses shall remain in effect in accordance with their terms.

          d. Upon termination of this Agreement for any reason, to the extent NetApp deems it reasonably necessary or desirable, Dell hereby agrees at NetApp's expense to assign any and all such right, title and interest in or to any OEM Product or Licensed Product as well as any enhancements or improvements thereto, NetApp Marks or any other proprietary material of NetApp. Dell further agrees at such time and at NetApp's expense to undertake all action, which in NetApp's sole judgment is reasonably necessary, to protect, enforce and document NetApp's proprietary rights in connection with any subject matter of this Agreement, including, without limitation, to execute any proper instrument or undertake any reasonable legal action in such regard.

          e. Within thirty (30) days following the effective date of any expiration or termination this Agreement due to Dell's breach, Dell shall submit to NetApp an accurate and complete list ("Inventory") of all OEM Products and/or Licensed Products in Dell's inventory or otherwise directly or indirectly under Dell's control.

         19.      General Provisions.

          a. Except as otherwise expressly provided, this Agreement may be amended and observance of any provision of this Agreement may be waived (either generally or in any instance, retroactively or prospectively) only upon written consent of the parties. Waivers and amendments shall be effective only if (i) made by non-pre-printed documents, (ii) clearly understood by both parties to be an amendment or waiver, and (iii) express reference to this Agreement is included therein.

          b. The parties intend that this Agreement be controlling over and supersede additional or different terms of any order, confirmation, invoice or similar document, unless expressly agreed upon in writing by both parties.

          c. This Agreement shall be governed by and construed under the laws of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. For any suits initiated by Dell, the sole jurisdiction and venue for actions arising hereunder shall be the California state and U.S. federal courts having within their jurisdiction the location of NetApp's principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served upon them in the manner provided herein for giving of notices or otherwise as allowed by California, Texas or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees. For any suits initiated by NetApp, the sole jurisdiction and venue for actions arising hereunder shall be the Texas state and U.S. federal courts having within their jurisdiction the location of Dell's principal place of business.

          d. If Dell or its End Users or other customer is an agency or instrumentality of the United States Government: Software is provided with Restricted Rights under FARS and DFARS; the Software has been developed at private expense; no portion of the Software has been developed with U.S. Government funds; the Software is a trade secret and proprietary information of NetApp; and the ownership of the Software and any reproductions shall remain with NetApp. Use, duplication or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software-Restricted Rights at 48 CFR 52.227-19, as applicable.

          e. Each party shall in all material respects comply with all applicable laws and regulations which apply to any aspect of its execution, performance, non-performance and/or enforcement of this Agreement (and related agreements), the OEM Products and Licensed Products, including, without limitation, those applicable to product claims, labeling, approvals, registrations and notifications pertaining to the OEM Products or Licensed Products.

          f. Dell (and, where applicable in connection with its obligations under this Agreement, NetApp) shall comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) as well as all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any OEM Product, Licensed Product, proprietary material, technology or device or any copy, portion or derivative thereof in violation of any such restrictions, laws or regulations, or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration

Regulations (or any successor regulations or supplement thereto), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

          g. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

          h. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service with tracking capabilities or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

          i. This Agreement (including all Attachments and Exhibits thereto) supersedes all proposals, oral or written, all negotiations, memoranda of understanding, letters of intent, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. Each Attachment and Exhibit is incorporated herein as if set forth in full in this agreement.

          j. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          k. Force Majeure. Neither party will be liable for any delay in performing or for failing to perform obligations resulting from acts of God; inclement weather; fire; explosions; floods; or riots or civil disturbances.

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








          IN   WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                           Network Appliance, Inc.


                           By:     /s/  Daniel J. Warmenhoven
                                   ---------------------------
                           Name:   Daniel J. Warmenhoven
                                   ---------------------------
                           Title:  President & CEO
                                   ---------------------------


                           Dell Products, L.P.


                           By:       /s/   Michael Lambert
                                     ---------------------------
                           Name:     Michael Lambert
                                     ---------------------------
                           Title:    Sr. V.P., Enterprise Systems Group
                                     -----------------------------------